Exhibit (d)(9)

[GREYSTONE MANAGED INVESTMENTS INC. LETTERHEAD]

February 17, 2005

To:     Stile Acquisition Corp.

Reference is made to the amended and restated combination agreement (the “Combination Agreement”) contemplating a plan of arrangement involving Stile Acquisition Corp. (“Acquisitionco”) Masonite International Corporation (the “Company”), pursuant to which Acquisitionco will acquire all the outstanding shares of the Company for C$42.25 per share in cash (the “Transaction”).

Greystone Managed Investments Inc. (the “Shareholder”) hereby confirms that, to the best of its knowledge, the common shares in the capital of the Company and set forth on Schedule A to this comfort letter (the “Shares”) include all Company Shares held of record, beneficially owned by, or for which voting or dispositive power is granted to the Shareholder or to any trust or associate thereof for the benefit of the Shareholder.

The Shareholder further confirms, based on its understanding of the present circumstances and terms of the Transaction, that:

(a)	it intends to exercise any and all voting control that it presently has over the Shares in support of the Transaction; and

(b)	it has no present intention to (i) sell, transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of the Shares or enter into any agreement, arrangement or understanding in connection therewith, or (ii) grant any proxies or powers of attorney or attorney in fact, or deposit its Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the voting of such Shares; and

(c)	it intends to vote (or cause to be voted) all of the Shares (to the extent of its voting control over such shares) at any meeting of the Company’s shareholders, and in any action by written consent of the Company’s shareholders in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof).

The Shareholder also agrees to details of this comfort letter being set out in any information circular produced by the Company in connection with the Transaction and to this comfort letter being available for inspection to the extent required by Law.

This comfort letter is intended as an indication of support and the Shareholder’s present intentions with respect to the Transaction and is not intended to, and does not, create any legally binding obligation on the part of the Shareholder, whose sole obligation and duty vis-à-vis the Shares is to act in the best interest of the beneficial owners of the Shares whom it represents.

Yours truly,

GREYSTONE MANAGED INVESTMENTS INC.
By:	/s/ Rob Vanderhooft
	Name:	Rob Vanderhooft
	Title:	President and Chief Investment Officer

SCHEDULE A
SHARES OWNED WITH VOTING RESPONSIBILITY

     Number of Shares:                2,460,619